Exhibit (h)(179)
AMENDMENT TO
JANUS INVESTMENT FUND
ADMINISTRATION AGREEMENT
JANUS ALLOCATION FUNDS
     THIS AMENDMENT is made this 15th day of February, 2013, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), on behalf of Janus Conservative Allocation Fund, Janus Growth Allocation Fund, and Janus Moderate Allocation Fund (the “Funds”), each a separate series of the Trust, and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).
WITNESSETH:
     WHEREAS, JCM and the Trust, on behalf of the Funds, are parties to an Administration Agreement dated December 30, 2005, as amended June 14, 2006 and August 2, 2010 (the “Agreement”);
     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;
     WHEREAS, pursuant to Section 9 of the Agreement, the Agreement may be amended by the parties only if such amendment is in writing and signed by the parties to the Agreement; and
     WHEREAS, the name of Janus Conservative Allocation Fund has been changed to Janus Global Allocation Fund — Conservative, Janus Growth Allocation Fund has been changed to Janus Global Allocation Fund — Growth, and Janus Moderate Allocation Fund has been changed to Janus Global Allocation Fund — Moderate.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:
     1. All references to Janus Conservative Allocation Fund are deleted and replaced with Janus Global Allocation Fund — Conservative, all references to Janus Growth Allocation Fund are deleted and replaced with Janus Global Allocation Fund — Growth, and all references to Janus Moderate Allocation Fund are deleted and replaced with Janus Global Allocation Fund — Moderate.
     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC
By:	/s/ Heidi W. Hardin
Heidi W. Hardin
Senior Vice President and General Counsel

JANUS INVESTMENT FUND
By:	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton
Vice President, Chief Legal Counsel and Secretary

2